EXHIBIT 99.1

VirnetX Granted Claims Dismissal, Microsoft Exits Patent Review

SCOTTS VALLEY, Calif., June 2, 2010 – VirnetX Holding Corporation (NYSE Amex: VHC), an Internet security software and technology company, announced today that on May 25, 2010 and June 1, 2010, the United States District Court for the Eastern District of Texas, Tyler Division entered two Orders of Dismissal (the “Dismissals”) whereby all claims asserted by VirnetX, Inc., the wholly-owned operating subsidiary of VirnetX Holding Corporation, against Microsoft Corporation (“Microsoft”) with respect to the lawsuits filed by the Company against Microsoft were dismissed with prejudice.

VirnetX Holding Corporation also reports that on May 18, 2010, Microsoft filed Notices of Non-Participation with the United States Patent and Trademark Office, whereby Microsoft stated that it will not participate further in the Inter Partes Reexamination proceedings of certain of VirnetX’s patents.

“We are pleased to put this matter behind us with the successful resolution of our litigation with Microsoft and their withdrawal from participating in the reexamination of our patents,” said Kendall Larsen, VirnetX President and CEO.  “We welcome Microsoft as our first licensee”.

About VirnetX

VirnetX Holding Corporation, an Internet security software and technology company, is engaged in commercializing its patent portfolio, by developing a licensing program as well as developing software products designed to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing. The Company’s patent portfolio includes over 48 U.S. and international patents and pending applications that were recently declared as essential for 4G security specifications and provide the foundation for the Company’s unique GABRIEL Connection Technology. For more information, please visit www.virnetx.com.

Contact
Greg Wood
VirnetX Holding Corporation
831.438.8200
greg_wood@virnetx.com